Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Invesco Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)

Equity	Common Shares, $0.20 par value	457(c) and 457(h)	3,000,000	$16.54	$49,620,000	0.0000927	$4,599.78

Total Offering Amounts					$49,620,000		$4,599.78

Total Fee Offsets							$—

Net Fee Due							$4,599.78

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock as may be necessary to adjust the number of shares of common stock being offered or issued pursuant to the anti-dilution provisions of the employee benefit plan described in this registration statement, as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) of the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described in this registration statement.

(2)

Pursuant to Rules 457(c) and 457(h) under the Securities Act, the registration fee was computed on the basis of the average of the high and low prices of the registrant’s common stock on the New York Stock Exchange on June 23, 2022.